Exhibit 10.6

Bank of America

to

GSE Systems, Inc.
and
GSE Power Systems, Inc.

$1,500,000 Domestic Revolving Line of Credit

March 28, 2008

TABLE OF CONTENTS

Section Page

DEFINITIONS
1.1	Defined Terms.	1
2.	DOMESTIC REVOLVING LINE OF CREDIT AMOUNT AND TERMS	5
2.1	Line of Credit Amount.	5
2.2	Availability Period.	5
2.3	Repayment Terms.	6
2.4	Interest Rate.	6
2.5	Letters of Credit.	6
2.6	Unconditional Promise to Pay.	7
3.	[INTENTIONALLY OMITTED]	7
4.	FEES AND EXPENSES	7
4.1	Fees.	7
4.2	Expenses.	8
4.3	Reimbursement Costs.	8
5.	COLLATERAL	8
5.1	Personal Property.	8
6.	DISBURSEMENTS, PAYMENTS AND COSTS	8
6.1	Disbursements and Payments.	9
6.2	Requests for Credit; Equal Access by all Borrowers.	9
6.3	Telephone and Telefax Authorization.	9
6.4	Direct Debit.	10
6.5	Banking Days.	10
6.6	Interest Calculation.	10
6.7	Default Rate.	10
6.8	Taxes.	10
6.9	Payments in Kind.	11
7.	CONDITIONS	11
7.1	Authorizations.	11
7.2	Governing Documents.	11
7.3	Security Agreements.	11
7.4	Guaranties.	11
7.5	Perfection and Evidence of Priority.	11
7.6	Payment of Fees.	11
7.7	Repayment of Other Credit Agreement.	11
7.8	Good Standing.	11
7.9	[Intentionally Omitted].	12
7.10	Landlord Agreement.	12
7.11	Insurance.	12
7.12	Conditions to Each Extension of Credit under the Domestic Line.	12

i

7.13	Post-Closing Conditions.	12
8.	REPRESENTATIONS AND WARRANTIES	12
8.1	Formation, Etc.	12
8.2	Authorization.	13
8.3	Enforceable Agreement.	13
8.4	Good Standing.	13
8.5	No Conflicts.	13
8.6	Financial Information.	13
8.7	Lawsuits.	13
8.8	Collateral.	13
8.9	Permits, Franchises.	13
8.10	Other Obligations.	13
8.11	Tax Matters.	14
8.12	No Event of Default.	14
8.13	Insurance.	14
8.14	ERISA Plans.	14
8.15	Location of Borrower.	15
8.16	Merchantable Inventory; Compliance with FLSA.	15
8.17	Trading With the Enemy.	15
8.18	Controlling Affiliate List.	15
8.19	Location of Inventory.	15
9.	COVENANTS	15
9.1	Use of Proceeds.	15
9.2	[INTENTIONALLY OMITTED.].	15
9.3	Financial Information.	15
9.4	Tangible Net Worth.	17
9.5	Debt Service Coverage Ratio.	17
9.6	Funded Debt to EBITDA Ratio.	17
9.7	Bank as Principal Depository.	17
9.8	Other Debts.	18
9.9	Other Liens.	18
9.10	Maintenance of Assets.	18
9.11	Investments.	19
9.12	Loans.	19
9.13	Change of Management.	19
9.14	Controlling Affiliate.	19
9.15	Additional Negative Covenants.	19
9.16	Notices to Bank.	20
9.17	Insurance.	20
9.18	Compliance with Laws.	21
9.19	ERISA Plans.	21
9.20	Books and Records.	21
9.21	Audits.	21
9.22	Perfection of Liens.	21
9.23	Cooperation.	21
9.24	Mandatory Prepayment; Early Termination.	21
9.25	Field Exams.	21
9.26	Continued Security Interest.	22

9.27	Terms of Sale of Items.	22
10.	HAZARDOUS SUBSTANCES	22
10.1	Indemnity Regarding Hazardous Substances.	22
10.2	Compliance Regarding Hazardous Substances.	22
10.3	Notices Regarding Hazardous Substances.	22
10.4	Site Visits, Observations and Testing.	22
10.5	Definition of Hazardous Substances.	23
10.6	Continuing Obligation.	23
11.	DEFAULT AND REMEDIES	23
11.1	Failure to Pay.	23
11.2	Other Bank Agreements.	23
11.3	Cross-default.	23
11.4	False Information.	23
11.5	Bankruptcy.	23
11.6	Receivers.	24
11.7	Lien Priority.	24
11.8	Lawsuits.	24
11.9	Judgments.	24
11.10	Material Adverse Change.	24
11.11	Government Action.	24
11.12	Default under Related Documents.	24
11.13	ERISA Plans.	24
11.14	Other Breach Under Agreement.	25
12.	ENFORCING THIS AGREEMENT; MISCELLANEOUS	25
12.1	GAAP.	25
12.2	Disposition of Schedules and Reports.	25
12.3	Returned Merchandise.	25
12.4	[INTENTIONALLY OMITTED.]	25
12.5	Verification of Receivables.	25
12.6	Waiver of Confidentiality.	25
12.7	Indemnification.	25
12.8	Governing Law.	26
12.9	Consent to Jurisdiction.	26
12.10	Waiver of Jury Trial.	26
12.11	CONFESSION OF JUDGMENT.	26
12.12	Successors and Assigns.	27
12.13	Severability; Waivers.	27
12.14	Attorneys’ Fees.	27
12.15	Joint and Several Liability.	27
12.16	One Agreement.	28
12.17	Notices.	29
12.18	Headings.	29
12.19	Counterparts.	29
12.20	Borrower Information; Reporting to Credit Bureaus.	29
12.21	Document Receipt Cut-Off Date.	29
12.22	USA Patriot Act Notice.	29

Table of Exhibits to Loan Agreement
A           -           Permitted Liens
B           -           Controlling Affiliate List
C           -           Inventory Locations
D           -           Domestic Borrowing Base Certificate

LOAN AGREEMENT
(Domestic Revolving Line of Credit)

This Loan Agreement (this “Agreement”) dated as of March 28, 2008, is by and between Bank of America, N.A., a national banking association (the “Bank”), and GSE Systems, Inc., a Delaware corporation (“GSE”), and GSE Power Systems, Inc. a Delaware corporation (“Power”), as co-borrowers (GSE and Power are sometimes referred to collectively as the “Borrowers” and individually as the “Borrower”).

1.	DEFINITIONS

1.1 Defined Terms.

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

"Acceptable Inventory" means inventory and Unbilled Costs which satisfy the following requirements:

(a)           The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(b)           The inventory is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank.  If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank.  Inventory which is in transit is not acceptable.

 (c)           The inventory is held for sale in the ordinary course of the Borrower's business and is of good and merchantable quality.  Display items, samples, and packing and shipping materials are not acceptable.  Inventory which is obsolete, unsalable, damaged, defective, used, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable.

(d)           The inventory is covered by insurance as required in the "Covenants" Article of this Agreement.

(e)           The inventory has not been manufactured to the specifications of a particular account debtor.

(f)           The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the inventory to third parties.

(g)           The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

(h)           The inventory is not placed on consignment.

(i)           The inventory is located at or in the possession of a processor or Bailee, or located on premises leased or subleased to the Borrower, or on premises subject to a mortgage in favor of a person other than the Bank, unless such processor or Bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which the Bank shall require, if any, in its sole discretion to evidence the subordination or other limitation or extinguishment of such person’s rights with respect to such inventory and the Bank’s right to gain access thereto.

(j)           The inventory is subject to a third party's trademark or other proprietary right, if and only if, the Bank determines in its discretion that the Bank could sell such inventory on satisfactory terms in the case of an event of default hereunder.

(k)           The Unbilled Costs, if billed pursuant to the terms and conditions of the applicable documented purchase order or contract, would qualify as an Acceptable Receivable.

(l)           The inventory and Unbilled Costs are not included in the Export-Related Borrowing Base under the Ex-Im Line.

(l)           The inventory and Unbilled Costs are otherwise acceptable to the Bank.

“Acceptable Inventory Value”  means, at the date of determination thereof, the lowest of (i) the cost of Acceptable Inventory as determined in accordance with GAAP, or (ii) the market value of Acceptable Inventory as determined in accordance with GAAP or (iii) the lower of the appraised market value or orderly liquidation value of the Acceptable Inventory, if the Bank has other loans and financial accommodations to a Borrower for which it conducts (or contracts for the performance of) such an appraised or orderly liquidation value.

"Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a)           The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b)           There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account.  Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c)           The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

 (d)           The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrower by the account debtor (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower).  To the extent any counterclaims, offsets, or contra accounts exist in favor of the account debtor, such amounts shall be deducted from the account balance.

 (e)           The account represents a genuine obligation of the account debtor for goods sold to and accepted by the account debtor or for services performed for and accepted by the debtor.  To the extent any credit balances exist in favor of the account debtor, such credit balances shall be deducted from the account balance.

(f)           The account balance does not include the amount of any finance or service charges payable by the account debtor.  To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

(g)           The Borrower has sent an invoice to the account debtor in the amount of the account and the account is due and payable in U.S. Dollars, unless otherwise agreed to in writing by the Bank.

(h)           The Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the account debtor's obligation to pay the account.  The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

(i)           The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(j)           The debtor upon the account is not any of the following:

(i)           An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)           The U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

(iii)           Any state, county, city, town or municipality.

(iv)           Any person or entity located in a foreign country.

 (k)           The account is not in default.  An account will be considered in default if any of the following occur:

(i)           the account is not paid within 90 days from its invoice date or 60 days from its due date, whichever occurs first;

(ii)           the debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii)           any petition is filed by or against the account debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(l)           The account is not the obligation of an account debtor who is in default (as defined above) on 50% or more of the accounts upon which such debtor is obligated.

(m)           The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control, except an account where the applicable documented purchase order or contract specifies a timing for invoicing the account debtor prior to shipment of the goods or performance of services and the Borrower has sent an invoice to the account debtor in the amount of the account pursuant to the terms and conditions of the applicable documented purchase order or contract.

(n)           The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(o)           The account is not included in the Export-Related Borrowing Base under the Ex-Im Line.

(p)           The account is otherwise acceptable to the Bank.

“Acceptable Receivable Value” means at the date of determination thereof, the aggregate face amount of Acceptable Receivables less taxes, discounts, credits, allowances and retainages, except to the extent otherwise permitted in writing by the Bank.

“Accounts Receivable Aging Report”  means a report detailing all Acceptable Receivable, and the applicable terms for the relevant time period.

“Bailee” means a third party to whom is delivered Acceptable Inventory of the Borrower for some particular use, on mere deposit or upon a contract, express or implied, that after the purpose has been fulfilled such inventory shall be redelivered to the person who delivered it, or otherwise dealt with according to instructions or kept until reclaimed by the person who delivered it, as the case may be, including, but not limited to, a carrier, common carrier, warehouseman or processor.

“Controlling Affiliate” means each person, company or other entity owning or otherwise controlling more than 20% of the voting share capital (or equivalent right of ownership) of the Borrower, or having the power to direct the Borrower's policies or management whether by contract or otherwise.

“Disbursement” means, collectively, (a) an advance of a working capital loan from the Bank to the Borrower under the Domestic Line, and (b) an advance to fund a drawing under a letter of credit issued or caused to be issued by the Bank for the account of the Borrower under the Domestic Line.

“Domestic Borrowing Base” means the sum of:

(a)           80% of the balance due on Acceptable Receivable Value; and

(b)           30% of the value of Acceptable Inventory Value.

After calculating the Domestic Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for letters of credit, rent at leased locations subject to statutory or contractual landlord’s liens, inventory shrinkage, dilution, customs charges, warehousemen’s or Bailees’ charges,  and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).  The Domestic Borrowing Base is also subject to certain specific reserves and limitations set forth in Section 2.1 of this Agreement.

“Ex-Im Bank” means the Export-Import Bank of the United States.

“Ex-Im Line” means that certain Ex-Im Bank-Guaranteed Transaction Specific Revolving Line of Credit under that certain Loan Agreement (Ex-Im Bank-Guaranteed Transaction Specific Revolving Line of Credit) entered into as of even date herewith, between the Borrower and the Bank, as now in effect or as hereafter renewed, amended or restated.

 “Final Disbursement Date” means March 28, 2010, or, if such date is not a Business Day, the next succeeding banking day; provided, however, with respect to Letter of Credit Obligations outstanding on the Final Disbursement Date, the Final Disbursement Date with respect to an advance to fund a drawing under such letter of credit shall be the date of the advance, which in no event shall be later than the expiry date of such letter of credit.

“GAAP” means the generally accepted accounting principles issued in the United States.

“Guarantor” means each Controlling Affiliate and any other person, company or other entity that executes a Guaranty.

“Guaranty” means a guaranty in favor of the Bank, in form and substance satisfactory to the Bank.

“Letter of Credit Obligations” means all undrawn amounts of outstanding obligations incurred by the Bank, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guarantee by the Bank of letters of credit under the Domestic Line.

“Loan Documents” means this Agreement, each promissory note (if any) executed in connection herewith, the Security Agreement, each stock pledge agreement, each Guaranty and all other documents or instruments executed and delivered by the parties hereto or thereto, as the case may be.

“Maximum Amount” means the amount of One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00).

“Permitted Liens” means (a) Liens for taxes, assessments or other governmental charges or levies not delinquent, or, being contested in good faith by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of the Bank or the value of the assets in which the Bank has such a Lien and a stay of enforcement of any such Lien shall be in effect; (b) deposits or pledges securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligation of like nature arising in the ordinary course of the Borrower’s business; (d) judgment Liens that have been stayed or bonded; (e) mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of Borrower’s business with respect to obligations which are not due; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided, that, any such Lien shall not encumber any other property of Borrower; (g) security interests being terminated concurrently with the execution of the Loan Documents; and (h) such other Liens set forth on Exhibit A attached hereto.

"Unbilled Costs" means, at the time of determination thereof, the amount of costs incurred by the Borrower in connection with a documented purchase order or contract evidencing the buyer’s agreement to purchase the underlying goods which costs are in excess of costs billed by the Borrower to the buyer pursuant to such purchase order or contract.  For purposes of calculating the amount of costs billed by the Borrower to the Buyer pursuant to a documented purchase order or contract, where the amount billed by the Borrower to the Buyer includes both a cost and a profit component, the amount of costs billed shall not include the profit component.

2.	DOMESTIC REVOLVING LINE OF CREDIT AMOUNT AND TERMS

2.1 Line of Credit Amount.

(a)           During the availability period described below, the Bank will provide a revolving line of credit to the Borrower (the “Domestic Line”).  The Domestic Line is a revolving line of credit providing for cash advances and letters of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them.

(b)           The amount of the Domestic Line (the “Domestic Line Commitment”) is equal to the lesser of (i) the Maximum Amount or (ii) the Domestic Borrowing Base.  The Borrower agrees not to permit the principal balance outstanding to exceed the Domestic Line Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

(c)           In addition to the limitation set forth in Section 2.1(b), the following limitations will also apply to the Domestic Line:

(i)           The aggregate amount of outstanding Disbursements under the Domestic Line plus the aggregate amount of Letter of Credit Obligations may not exceed at any one time the Maximum Amount.

(ii)           The aggregate amount of outstanding Disbursements under the Domestic Line plus 100% of the aggregate amount of Letter of Credit Obligations may not exceed at any one time the Domestic Borrowing Base.

2.2 Availability Period.

The Domestic Line is available between the date of this Agreement and the Final Disbursement Date, or such earlier date as the availability may terminate as provided in this Agreement (the “Domestic Line Expiration Date”); provided, however, in the event that the Final Disbursement Date is extended with respect to a letter of credit outstanding as of the Final Disbursement Date (as provided in the definition of “Final Disbursement Date” above), the Domestic Line Expiration Date with respect to such letter of credit may be extended by written notice from the Bank until on or before the first banking day after such extended Final Disbursement Date.

2.3 Repayment Terms.

(a)           The Borrower will pay interest on April 28, 2008, and then on the same day of each month thereafter until payment in full of any principal outstanding under the Domestic Line.

(b)           The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Domestic Line Expiration Date.

(c)           The Borrower may prepay the loan in full or in part at any time.  The prepayment will be applied to the most remote payment of principal due under this Agreement.

(d)           If at any time and for any reason the Domestic Borrowing Base is less than the aggregate outstanding amount of Disbursements, the Borrower shall, upon the Bank's election and demand, (i) furnish additional Collateral to the Bank of a type and in an amount satisfactory to the Bank or (ii) pay to the Bank an amount equal to the difference between the aggregate outstanding amount of Disbursements and the Domestic Borrowing Base.

(e)           Payments under this Section 2.3 may be applied to the obligations of the Borrower to the Bank in the order and manner as the Bank in its discretion may determine.  Payments to be applied to outstanding letters of credit and drafts accepted under letters of credit may, at the Bank's option, be used to prepay, or held as cash collateral to secure, the Borrower's obligations to the Bank with respect thereto.

2.4 Interest Rate.

(a)           The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus two and one-fourth (2.25) percentage point(s).

(b)           The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

2.5 Letters of Credit.

(a)           During the availability period, at the request of the Borrower, the Bank will issue:

(i)           Subject to the Bank's written consent, Standby letters of credit with a maximum maturity not to extend more than twenty-four (24) months beyond the date of issuance of such letter of credit.

(ii)           Subject to the Bank's written consent, warranty letters of credit, which shall have a maximum maturity not to extend more than three hundred sixty-five (365) days beyond the date of issuance of such letter of credit.

(b)           Notwithstanding anything to the contrary in this Section 2.5, any letter of credit issued within the final 60 days of the Domestic Line Expiration Date shall expire no later than the Domestic Line Expiration Date unless otherwise agreed by the Bank.

(c)           In calculating the principal amount outstanding under the Domestic Line Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.  For the avoidance of doubt, the amount of Letter of Credit Obligations shall not bear interest until such amounts are drawn upon.

(d)           The Borrower agrees:

(i)           Any sum drawn under a letter of credit  may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.  The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)           If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)           The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)           To sign the Bank's form Application and Agreement for letters of credit, as applicable.

(v)           To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)           To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)           To pay the Bank a non-refundable fee equal to the greater of Three Hundred U.S. Dollars ($300) or one and one-half percent (1.5%) per annum of the outstanding undrawn amount of each letter of credit, payable quarterly in arrears, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.6 Unconditional Promise to Pay.

For value received, the Borrower hereby unconditionally promises to pay to the order of the Bank, in lawful money of the United States, the principal sum of One Million Five Hundred Thousand U.S. Dollars ($1,500,000.00), or so much thereof, if any, as may be disbursed pursuant to this Agreement, with interest thereon from the date hereof (or the date of disbursement if different from such date) at the interest rate or rates stated herein, interest and principal to be paid as set forth herein and all other sums payable pursuant to this Agreement, including, but not limited to, any late charges.  The Borrower hereby waives presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate and all other notices and formalities in connection with this Section 2.6 of this Agreement.

3.	[INTENTIONALLY OMITTED]

4.	FEES AND EXPENSES

4.1 Fees.

(a)           Unused Commitment Fee.  The Borrower agrees to pay a fee on any difference between the Domestic Line Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be calculated at 0.25% per year.  The calculation of credit outstanding shall include the undrawn amount of letters of credit.  This fee is due on June 28, 2008, and on the same day of each following quarter until the Domestic Line Expiration Date.

 (b)           Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)           Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

4.2 Expenses.

The Borrower agrees to immediately repay the Bank for all reasonable expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

4.3 Reimbursement Costs.

(a)           The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b)           The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require.  The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

5.	COLLATERAL

5.1 Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement.  The collateral is further defined in security agreement(s) executed by the owners of the collateral.

(a)           Equipment and fixtures owned by the Borrower.

(b)           Inventory owned by the Borrower.

(c)           Receivables owned by the Borrower.

(d)           Patents, trademarks and other general intangibles owned by the Borrower.

(e)           Securities and other investment property owned by GSE and by Power as described in a pledge agreement required by the Bank.

6.	DISBURSEMENTS, PAYMENTS AND COSTS

6.1 Disbursements and Payments.

(a)           Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as described in this Agreement or otherwise authorized by the Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)           The Bank may honor instructions for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)           For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit.  If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)           Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)           Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.  If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)           If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.

(ii)           If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

6.2 Requests for Credit; Equal Access by all Borrowers.

Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement.  Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

6.3 Telephone and Telefax Authorization.

(a)           The Bank may honor telephone or telefax instructions for advances or repayments and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals.

(b)           Advances will be deposited in and repayments will be withdrawn from account number 003927991969 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)           The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

6.4 Direct Debit.

The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number 003927991969 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

6.5 Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6 Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.  As used in this paragraph, “principal” shall not include undrawn amounts under a Letter of Credit.

6.7 Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

6.8 Taxes.

(a)           If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank unless required to do so by applicable law.  If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.  The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

(b)           Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes.  If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement.  If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

6.9 Payments in Kind.

If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion.  All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

7.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

7.1 Authorizations.

Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2 Governing Documents.

A copy of the Borrower's organizational documents.

7.3 Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

7.4 Guaranties.

Guaranties signed by each Guarantor.

7.5 Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

7.6 Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation the Ex-Im Bank Guarantee fee, the Ex-Im Bank Application fee as required by the paragraph entitled “Fees” and payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

7.7 Repayment of Other Credit Agreement.

Evidence that the existing Five Million U.S. Dollar ($5,000,000) revolving line of credit with Laurus Master Fund Ltd. has been or will be repaid and cancelled on or before the first extension of credit under this Agreement.

7.8 Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

7.9 [Intentionally Omitted].

7.10 Landlord Agreement.

For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower (or the grantor of the security interest), an agreement from the owner of the real property and the holder of any such mortgage or deed of trust.

7.11 Insurance.

Evidence of insurance coverage, as required in the “Covenants” Article of this Agreement.

7.12 Conditions to Each Extension of Credit under the Domestic Line.

Before each extension of credit under the Domestic Line, including the first:

(a)           If requested by the Bank, a Domestic Borrowing Base Certificate which shall be current within five (5) banking days of the date of the request.

(b)           Such other documents, instruments and things as may be necessary or desirable in the discretion of the Bank to perfect its security interest in the Collateral and to protect its rights with respect to the Collateral.

7.13 Post-Closing Conditions.

The Borrower agrees to, promptly upon closing on the Domestic Line, (i) take all action necessary (or cause Laurus Master Fund Ltd.) to file not later than twenty (20) calendar days after closing all necessary UCC Termination Statements terminating the liens of Laurus Master Fund Ltd. on any of the Borrower’s assets, including, but not limited to, making demand upon Laurus Master Fund Ltd. pursuant to UCC Section 9-513 and (ii) for any personal property collateral located on real property currently leased by the Borrower, deliver to the Bank, not later than thirty (30) calendar days after closing, landlord subordination agreements in favor of the Bank signed by the lessors of such real property.   Any breach of the obligations or the failure to occur of the items described above in this Section 7.14 will constitute at the Bank’s option an event of default under this Agreement.  The Borrower understands that it is executing this Agreement at this time and is closing the Domestic Line, without the prior termination of the liens of Laurus Master Fund Ltd. on any of the Borrower’s assets and without the landlord subordination agreements referenced above, and neither the execution of the this Agreement or any related document, the closing of the Domestic Line, nor any advance of funds thereunder will constitute any admission by the Bank that all of the closing requirements have been met.  The Borrower acknowledges and agrees that while the Bank may advance certain funds to or for the account of the Borrower at the time of closing, the Bank will not be obligated to advance any additional funds to the Borrower (although the Bank may do so in its sole discretion) at any time if the Borrower has not timely and fully provided each of the post-closing items set forth above to the Bank, all in form and substance satisfactory to the Bank in its sole discretion.

8.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

8.1 Formation, Etc.

The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.

8.2 Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3 Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5 No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).  If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.  Any account receivable and inventory balances set forth on any borrowing base certificate delivered to the Bank has been or shall have been, as applicable, reconciled by the Borrower with its general ledger, account receivables aging report and inventory report.

8.7 Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8 Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except for Permitted Liens.

8.9 Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10 Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

8.11 Tax Matters.

The Borrower is not subject to limitations on its entitlement to deduct interest for federal income tax purposes under Section 163(j) of the Internal Revenue Code of 1986 (known as the “earnings stripping” provisions) and has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

8.12 No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13 Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” Article of this Agreement.

8.14 ERISA Plans.

(a)           Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.  The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)           There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)           With respect to any Plan subject to Title IV of ERISA:

(i)           No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)           No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)           No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)           The following terms have the meanings indicated for purposes of this Agreement:

(i)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)           “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)           “PBGC” means the Pension Benefit Guaranty Corporation.

(v)           “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

8.15 Location of Borrower.

The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

8.16 Merchantable Inventory; Compliance with FLSA.

All inventory which is included in the Domestic Borrowing Base is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

8.17 Trading With the Enemy.

Neither the execution of this Agreement nor the use of proceeds thereof violates the Trading With the Enemy Act of 1917, as amended, nor any of the foreign assets control regulations promulgated thereunder or under the International Emergency Economic Powers Act or the U.N. Participation Act of 1945.

8.18 Controlling Affiliate List.

Exhibit B attached hereto is a true, correct and complete list as of the date hereof of each Controlling Affiliate of the Borrower and their respective ownership interests.

8.19 Location of Inventory.

All Acceptable Inventory shall be located at one or more of the addresses set forth on Exhibit C attached hereto, and such other addresses as the Borrower may disclose from time to time by prior written notice to the Bank.

9.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1 Use of Proceeds.

To use the proceeds of the Domestic Line only for general corporate purposes, including working captial and not in violation of the Acts referred to in Section 8.17 hereof.

9.2 [INTENTIONALLY OMITTED.].

9.3 Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:  The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a) Within one hundred twenty (120) days of the fiscal year end, the annual financial statements of GSE, certified and dated by an authorized financial officer.  These financial statements must be audited (with an opinion satisfactory to the Bank) by an independent registered public accounting firm acceptable to the Bank.  The statements shall be prepared on a consolidated basis.

(b) Within forty-five (45) days of the period's end, quarterly financial statements of GSE, certified and dated by an authorized financial officer.  These financial statements must be reviewed by an independent registered public accounting firm acceptable to the Bank.  The statements shall be prepared on a consolidated basis.

(c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor.  If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d) Copies of the federal income tax return of the Borrower, within twenty (20) days of filing, and, if requested by the Bank, copies of any extensions of the filing date.

(e) Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for GSE concurrent with the date of filing with the Securities and Exchange Commission.

(f) Within one hundred twenty (120) days of the end of each fiscal year and within forty-five (45) days of the end of each quarter, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(g) A Domestic Borrowing Base Certificate, in the form of Exhibit D attached hereto, setting forth the Domestic Borrowing Base as of the last day of each quarter, within twenty (20) days after the end of each quarter (or more frequently if required by the Bank), with accompanying summaries of purchase orders, or, if requested by the Bank, copies of the invoices or the record of invoices from the Borrower's sales journal for the Acceptable Receivables and Acceptable Inventory sought to be included in the Domestic Borrowing Base, copies of the delivery receipts, purchase orders, contracts, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables and Acceptable Inventory, and copies of the cash receipts journal pertaining to the borrowing base certificate.  Any account receivable and inventory balances that support the Domestic Borrowing Base Certificate shall be reconciled with the Borrower’s general ledger, Accounts Receivable Aging Report, Unbilled Costs schedule and inventory schedule.

(h) An Accounts Receivable Aging Report aged from the invoice due date detailing the terms of the amounts due from each Buyer as of the last day of each quarter, within twenty (20) days after the end of each quarter.

(i) A summary aging by vendor of accounts payable within twenty (20) days after the end of each quarter.

(j) If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(k) An inventory listing within twenty (20) days after the end of each quarter.  The listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(l) A schedule of Unbilled Costs within twenty (20) days after the end of each quarter.

(m) Copies of all letters of credit issued in support of the Borrower’s accounts receivable.

(n) Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank, or other data concerning the Collateral, as the Bank may request.

9.4 Tangible Net Worth.

To maintain, with respect to GSE on a consolidated basis, Tangible Net Worth equal to at least Fifteen Million U.S. Dollars ($15,000,000.00).

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

9.5 Debt Service Coverage Ratio.

To maintain, with respect to GSE on a consolidated basis, a Debt Service Coverage Ratio of at least 1.25:1.00.

“Debt Service Coverage Ratio” means the ratio of Cash Flow to Debt Service.

“Cash Flow” is defined as (a) net income, after income tax, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus depreciation, depletion, and amortization, (d) plus interest expense on all obligations, (e) minus dividends, withdrawals, and other distributions, and (f) minus any unfinanced capital expenditures.  This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

“Debt Service” is defined as all regularly scheduled principal and interest payments on all indebtedness.

9.6 Funded Debt to EBITDA Ratio.

To maintain, with respect to GSE on a consolidated basis, a ratio of Funded Debt to EBITDA not exceeding 2.50:1.00.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, and including the stated amount of any letter of credit issued for the account of the Borrower or any reimbursement obligation owing by the Borrower with respect to any letter of credit.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

9.7 Bank as Principal Depository.

To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

9.8 Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent.  This does not prohibit:

(a)           Acquiring goods, supplies, or merchandise on normal trade credit.

(b)           Endorsing negotiable instruments received in the usual course of business.

(c)           Obtaining surety bonds in the usual course of business.

(d)           Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's most recent financial statements.

(e)           Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

(f)           The Company’s partial guarantee for the credit facility of its affiliate Emirates Simulation Academy.

(g)           The Company’s obligation under a certain Office Lease Agreement between Red Branch Road LLC and GSE Systems, Inc.

9.9 Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)           Liens and security interests in favor of the Bank.

(b)           Permitted Liens.

(c)           Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed One Hundred Thousand U.S. Dollars ($100,000) at any one time.

(d)           Liens with respect to certain equipment purchased by the Borrower for British Energy Generation Ltd. under contract 40135378.

9.10 Maintenance of Assets.

(a)           Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(b)           Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)           Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)           To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)           To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.11 Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity without the Bank's written consent, except for:

(a)           Existing investments disclosed to the Bank in writing.

(b)           Investments in the Borrower’s current subsidiaries.

(c)           Investments in any of the following:

(i)           certificates of deposit;

(ii)           U.S. treasury bills and other obligations of the federal government;

(iii)           readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(d)           Requirements for Investments in Emirates Simulation Academy, LLC as required from time to time.

(e)           Minority interests held in Advantium Holding, B.V. and Red Storm Scientific, Inc.

9.12 Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)           Existing extensions of credit disclosed to the Bank in writing.

(b)           Extensions of credit to the Borrower’s current subsidiaries.

(c)           Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

9.13 Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower.

9.14 Controlling Affiliate.

The Borrower agrees every Controlling Affiliate as of the date hereof shall be a Guarantor, and if a person, company or other entity becomes a Controlling Affiliate after the date hereof, the Borrower shall cause such Controlling Affiliate to become a Guarantor unless otherwise agreed to in writing by the Bank and Ex-Im Bank.

9.15 Additional Negative Covenants.

Not to, without the Bank's written consent (which consent shall not be unreasonably withheld):

(a)             Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)             Acquire or purchase a business or its assets for consideration in excess of Five Hundred Thousand U.S. Dollars ($500,000).

(c)             Engage in any business activities substantially different from the Borrower's present business.

(d)             Liquidate or dissolve the Borrower's business.

(e)             Voluntarily suspend its business for more than fourteen (14) days in any three hundred sixty-five (365) day period.

9.16 Notices to Bank.

To promptly notify the Bank in writing of:

(a)           Any lawsuit over Two Hundred Fifty Thousand U.S. Dollars ($250,000) against the Borrower or any Obligor.

(b)           Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)           Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)           Any material adverse change in the Borrower's or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)           Any change in the Borrower's or any Obligor’s name, legal structure, place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(f)           Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable.

For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

9.17 Insurance.

(a)           General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. The insurance must include a lender’s additional insured endorsement naming the Bank as its interest appears in a form acceptable to the Bank.  Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)           Insurance Covering Collateral.  To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be in an amount acceptable to the Bank.  The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(c)             Evidence of Insurance.  Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.18 Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business.  The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

9.19 ERISA Plans.

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.20 Books and Records.

To maintain adequate books and records.

9.21 Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.22 Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.23 Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.24 Mandatory Prepayment; Early Termination.

If requested by the Bank, to immediately repay the entire principal balance of the Domestic Line, together with interest within a reasonable time, any fees (including any prepayment fees) and any other amounts due thereunder, and not obtain any further credit thereunder, upon the occurrence of the following event:  the Ex-Im Line terminates for any reason, including, without limitation, termination of the Ex-Im Line at the request of the Borrower, termination resulting from failure by the Bank to renew the Ex-Im Line, or termination as otherwise provided under the Ex-Im Line.

9.25 Field Exams.

To allow the Bank and its agents, at the Bank's discretion, to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.  The Borrower shall pay for the cost of semi-annual field exams and for any audits or exams after an event of default has occurred hereunder.

9.26 Continued Security Interest.

The Borrower shall not change (a) its name or identity in any manner, (b) the location of its principal place of business or its jurisdiction of organization or formation, (c) the location of any Collateral or (d) the location of any of the books or records related to the Collateral, in each instance without giving thirty (30) days prior written notice thereof to the Bank and taking all actions deemed necessary or appropriate by the Bank to continuously protect and perfect the Bank's liens upon the Collateral.

9.27 Terms of Sale of Items.

The Borrower agrees that the terms of sale for Items shall be typical for the industry but in no event shall allow for payment more than ninety (90) days following the original invoice date.

10.	HAZARDOUS SUBSTANCES

10.1 Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance.  This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower.  The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff).  The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

10.2 Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

10.3 Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

10.4 Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests.  The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing.  The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Collateral.  The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement.  No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness).  In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure.  The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment.  The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

10.5 Definition of Hazardous Substances.

“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

10.6 Continuing Obligation.

The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement.

11.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

11.1 Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

11.2 Other Bank Agreements.

Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

11.3 Cross-default.

Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.

11.4 False Information.

The Borrower or any Obligor has given the Bank materially false or misleading information or representations.

11.5 Bankruptcy.

The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.  The default will be deemed cured if any bankruptcy petition filed against the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor is dismissed within a period of thirty (30) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

11.6 Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

11.7 Lien Priority.

The Bank fails to have an enforceable first lien (except for Permitted Liens or any other prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

11.8 Lawsuits.

Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in an aggregate amount of Two Hundred Fifty Thousand U.S. Dollars ($250,000.00) or more in excess of any insurance coverage.

11.9 Judgments.

Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand U.S. Dollars ($250,000.00) or more in excess of any insurance coverage.

11.10 Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

11.11 Government Action.

Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

11.12 Default under Related Documents.

Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

11.13 ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)           A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)           Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

11.14 Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.  This includes without limitation (i) any borrowing base requirements, (ii) line of credit amount limitations, and (iii) any failure or anticipated failure by the Borrower (or any other party named in the Covenants Article of this Agreement) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

12.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1 GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied.

12.2 Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower.  The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

12.3 Returned Merchandise.

Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments.  Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions.  If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Domestic Borrowing Base.

12.4 [INTENTIONALLY OMITTED.]

12.5 Verification of Receivables.

The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

12.6 Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

12.7 Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim.  This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower's obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

12.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.  The Domestic Line is a "commercial loan" within the meaning of such term as it is defined in Section 12-101(c) and 12-103(e) of the Commercial Law Article, Annotated Code of Maryland.  To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

12.9 Consent to Jurisdiction.

TO INDUCE THE BANK TO ACCEPT THIS AGREEMENT, THE BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO THE BANK’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN STATE OR FEDERAL COURTS HAVING SITUS IN BALTIMORE, MARYLAND.  THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN BALTIMORE, MARYLAND, WAIVES PERSONAL SERVICE OF PROCESS UPON THE BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.  IN ADDITION, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY DEFENSE ASSERTING AN INCONVENIENT FORUM IN CONNECTION THEREWITH.

12.10 Waiver of Jury Trial.

THE BORROWER AND THE BANK EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.  THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE BANK OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

12.11 CONFESSION OF JUDGMENT.

THE BORROWER AUTHORIZES ANY ATTORNEY ADMITTED TO PRACTICE BEFORE ANY COURT OF RECORD IN THE UNITED STATES TO APPEAR ON BEHALF OF THE BORROWER IN ANY COURT IN ONE OR MORE PROCEEDINGS, OR BEFORE ANY CLERK THEREOF OR PROTHONOTARY OR OTHER COURT OFFICIAL, AND TO CONFESS JUDGMENT AGAINST THE BORROWER IN FAVOR OF THE HOLDER OF THIS AGREEMENT IN THE FULL AMOUNT DUE UNDER THIS AGREEMENT (INCLUDING PRINCIPAL, ACCRUED INTEREST AND ANY AND ALL CHARGES, FEES AND COSTS) PLUS ATTORNEYS' FEES EQUAL TO FIFTEEN PERCENT (15%) OF THE AMOUNT DUE, PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF THE BORROWER FOR PRIOR HEARING.  THE BORROWER AGREES AND CONSENTS THAT VENUE AND JURISDICTION SHALL BE PROPER IN THE CIRCUIT COURT OF ANY COUNTY OF THE STATE OF MARYLAND OR OF BALTIMORE CITY, MARYLAND, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND.  THE BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON THE BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT.  THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST THE BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS THE HOLDER SHALL DEEM NECESSARY, CONVENIENT, OR PROPER.

12.12 Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign this loan and any credit facilities hereunder, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.13 Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

12.14 Attorneys’ Fees.

The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, “attorneys' fees” includes the allocated costs of the Bank's in-house counsel.

12.15 Joint and Several Liability.

(a)           Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s).  Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise.  The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)           Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c)           Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)           Each Borrower waives any defense by reason of any other Borrower’s or any other person's defense, disability, or release from liability.  The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)           Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment.  Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)           Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement.  Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)           The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement.  The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)           Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; and (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(i)           Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy.  Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

12.16 One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)           represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)           replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)           are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

12.17 Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

12.18 Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.19 Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

12.20 Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

12.21 Document Receipt Cut-Off Date.

Unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank within thirty (30) days after the date of this Agreement (the “Document Receipt Cut-Off Date”), the Bank shall have the right to notify the Borrower in writing that the Bank’s commitment to extend credit under this Agreement has expired.  If the executed Agreement and accompanying loan documents are received after the Document Receipt Cut-Off Date, the Bank shall have a reasonable period of time after receipt of the executed Agreement and accompanying loan documents to provide such notice.

12.22 USA Patriot Act Notice.

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

[Signatures on next page.]

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank of America, N.A.	GSE Systems, Inc.
By: /s/ Kevin Mahon Kevin Mahon Senior Vice President	By: /s/ Jeffery Hough (Seal) Jeffery Hough Chief Financial Officer

GSE Power Systems, Inc.
By: /s/ Jeffery Hough (Seal) Jeffery Hough Chief Financial Officer

Address where notices to the Bank are to be sent:	Address where notices to the Borrower are to be sent:
100 South Charles Street, 2nd Floor Baltimore, Maryland 21201 Facsimile:	7133 Rutherford Road, Suite 200 Baltimore, Maryland 21244 Telephone: Facsimile:

Exhibit A
Permitted Liens

Debtor:  GSE Systems, Inc.

Financing Statement #	Filing Date	Maturity Date	Secured Party
31048175	04/23/2003	04/23/2008	OCE-USA, Inc.

Exhibit B

Controlling Affiliate List

Borrower	Controlling Affiliate	Percentage Interest
GSE Systems, Inc.	None	N/A
GSE Power Systems, Inc.	MSHI, Inc.	100%

Exhibit C
Inventory Locations

7133 Rutherford Road, Suite 200
Baltimore, Maryland 21244

2300 St. Marys Road, Suite 2
St. Marys, Georgia 31558

Exhibit D
Domestic Borrowing Base Certificate

GSE Systems, Inc. & GSE Power Systems, Inc.
MONTH-END COLLATERAL REPORT AND BORROWING CERTIFICATE

For the Month-ending
DOMESTIC REVOLVING FACILITY
DOMESTIC ACCOUNTS RECEIVABLE
1.	)	Beginning of Month G/L Balance			$
2.	)	ADD:	Gross Sales for the Month		$
3.	)	ADD:	Debit Memos, Returned Checks, Other Debit Adjustments		$
4.	)	LESS:	Net Cash Collections for the Month		$
5.	)	LESS:	Credit Memos, Discounts, Other Credit Adjustments		$
6.	)	End of Month G/L Balance as of			$
7.	)	A/R Aging Balance as of the same date			$
		Variance, if any (Line 6 minus Line 7)			$
8.	)	Ineligible Accounts Receivable (Per Attached Schedule A)			$
9.	)	Net Eligible Accounts Receivable (Line 7 Aging Balance minus Line 8)			$

DOMESTIC INVENTORY
10.	)	Inventory Balance Month Ending			$
11.	)	Less: Ineligible Inventory (Per Attached Schedule A)			$
12.	)	Add: Cost in Excess of Billings			$
13.	)	Eligible Inventory (Line 10 minus Line 11 plus line 12)			$

DOMESTIC BORROWING BASE
14.	)	a) Accounts Receivable (80% of Line 9)			$
		b) Inventory (30% of Line 13 or $1,500,000 max.)			$
15.	)	Gross Availability (Line 14a + Line 14b)			$
16.	)	Lessor of Line 15 or $1,500,000 (Line Limit)			$

LOAN DETAIL
		Line Of Credit Borrowings			$
		L/Cs at 100%			$
		Other (Specify)			$
17.	)	Total Loans Outstanding at Month-end			$
18.	)	Borrowing Base Reserves (Per Attached Schedule A)			$
19.	)	Net Borrowing Base Availability (Line 16 minus Line 17 & 18)			$

The undersigned represents and warrants that:
(A) The information provided above and in the accompanying supporting documentation is true, complete and correct, and complies fully with the conditions, terms and covenants of the Business Loan Agreement dated as amended to the date (the "Agreement") between the undersigned and Bank of America (the "Bank").
(B) Since the date of the last financial statement or certification furnished to the Bank:
(a) There has been no material adverse change in the financial condition or operations of the undersigned; and
(b) There is no event which is, or with notice or lapse of time or both would be, a default under the Agreement

GSE Systems, Inc. & GSE Power Systems, Inc.

By: ________________________________________				Date:
(Signature & Title)